EDAC Technologies Corporation Reports Highest Quarterly Sales in Over Five Years
FOR IMMEDIATE RELEASE: FARMINGTON, Conn., January 10, 2007 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB) , a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported that their sales for the 4th quarter of 2006 of $11 million, were the Company’s highest quarterly sales since the second quarter of 2001. Dominick A. Pagano, President and Chief Executive Officer, commented, “The Precision Aerospace and Apex Machine Tool product lines showed strong improvement over the third quarter. In particular, the Precision Aerospace product line benefited from the commencement of shipments on large orders that had been received in the beginning of the year for which there was significantly long lead time on substantial raw material purchases. Material for these orders was received in the third quarter. Additionally, over the first three quarters we added over $3 million in machinery & equipment primarily to expand capacity for this product line. We are currently placing orders for machinery to add additional capacity to support continued growth in the Aerospace product line in 2007.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
Contact:
Glenn Purple
EDAC Technologies Corporation
860-679-7418